EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Jan. 31, 2020 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and double-digit growth in net income during the Company’s seasonally slow first fiscal quarter ending December 27, 2019.

“We’re pleased with such a positive start to the year. Ongoing investments in richer consumer insights, targeted innovation, and accelerated digital sophistication are essential to continue positive momentum and position our market-leading brands for success in 2020,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS
During the first fiscal quarter, the Company is ramping up for the primary selling period of its warm-weather outdoor recreation products across the second and third fiscal quarters. Total net sales in the first fiscal quarter increased 23 percent year over year to $128.1 million, versus $104.4 million in the prior year fiscal quarter. Key contributing factors to the results were:

  A delay in Fishing’s new product availability in the prior year quarter accounted for much of the 26 percent increase in year-over-year sales in the unit.
  In Diving, sales increased 6 percent due primarily to growth in Europe. On a constant currency basis, SCUBAPRO® sales were up 8 percent versus prior year.
  Camping revenue advanced 29 percent due to the growth in Jetboil® and Eureka!® brands.
  Solid performance of new products led to an 11 percent uptick in Watercraft Recreation sales.

Total Company operating profit was $6.8 million for the first fiscal quarter versus $6.0 million in the prior year first quarter.  The impact of favorable market conditions on the Company’s deferred compensation plan assets resulted in approximately $3.4 million of higher deferred compensation expense, which was entirely offset by a gain in Other Income. Profit before income taxes increased to $8.6 million, up $4.3 million from the previous year’s first quarter.

Net income increased to $6.4 million, or $0.64 per diluted share, versus $3.5 million, or $0.35 per diluted share in the previous year’s first quarter. The Company’s effective tax rate was 25.1 percent compared to an effective rate of 18.7 percent in the prior year first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $138.3 million as of December 27, 2019. Depreciation and amortization were $3.4 million compared to $3.3 million in the previous year’s quarter. Capital spending totaled $3.3 million in the current quarter compared with $4.1 million in the prior year quarter. In December 2019, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 9, 2020, which was payable on January 23, 2020.

“First quarter results are not predictive of the full year, and we continue to expect moderate sales growth for the full fiscal year. As a result of recent developments in trade negotiations between the United States and China, as well as our own mitigation efforts, we now expect the impact of tariffs on Chinese goods and components to be approximately $4 - 5 million on fiscal 2020 profits,” said David W. Johnson, Chief Financial Officer. “Importantly, our strong balance sheet provides us the financial capacity and flexibility to strategically invest in growing our business while continuing to enhance long-term value for shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, January 31, 2020.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 6, 2019, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 27 2019	December 28 2018
Net sales	$128,054	$104,440
Cost of sales	74,442	60,121
Gross profit	53,612	44,319
Operating expenses	46,811	38,341
Operating profit	6,801	5,978
Interest income, net	(620)	(503)
Other (income) expense, net	(1,168)	2,150
Income before income taxes	8,589	4,331
Income tax expense	2,159	810
Net income	$6,430	$3,521
Weighted average common shares outstanding - Dilutive	10,039	10,008
Net income per common share - Diluted	$0.64	$0.35
Segment Results
Net sales:
Fishing	$99,278	$78,797
Camping	7,514	5,820
Watercraft Recreation	4,809	4,325
Diving	16,459	15,538
Other/eliminations	(6)	(40)
Total	$128,054	$104,440
Operating profit (loss):
Fishing	$15,018	$11,422
Camping	66	(686)
Watercraft Recreation	(1,563)	(1,492)
Diving	205	(707)
Other/eliminations	(6,925)	(2,559)
Total	$6,801	$5,978
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$138,257	$104,214
Accounts receivable, net	78,249	55,558
Inventories, net	103,885	116,278
Total current assets	330,126	282,058
Total assets	486,123	391,114
Total current liabilities	95,261	89,094
Debt	-	-
Shareholders’ equity	330,239	279,567

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600